October 23, 2009

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549-7561

Dear Ladies and Gentlemen:

At a meeting held on May 28, 2009, the Board of Trustees of Consulting Group Capital Markets Funds (the "Funds") appointed Deloitte & Touche LLP as the independent registered public accounting firm to the Funds for the 2009 fiscal year to replace the firm of KPMG LLP.

The reports of KPMG LLP on the Fund's financial statements for the fiscal year ended August 30, 2008 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Fund's fiscal year ended August 30, 2008 there were no disagreements between the Fund and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference thereto in its report nor were there any "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The Fund requested that KPMG LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated October 28, 2009 is filed as an exhibit to this Form N-SAR.

Very truly yours,

/s/ DOMINIC MAURILLO
Dominic Maurillo
Chief Operating Officer
Consulting Group Capital Markets Funds

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October 27, 2009

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C.  20549-7561

Dear Ladies and Gentlemen:

We were previously principal accountants for Consulting Group Capital Markets Funds (the Funds) and, under the date of October 29, 2008, we reported on the financial statements of the Funds as of and for the year ended August 30, 2008.  On May 19, 2009, our appointment as principal accountants was terminated. We have read the Funds’ statements included under Sub-item 77K of Form N-SAR dated October 30, 2009, and we agree with such statements.

Very truly yours,

KPMG LLP

OTHER MATTERS

Change in Independent Registered Public Accounting Firm

On May 28, 2009, KPMG LLP resigned in the ordinary course as the independent registered public accounting firm for the Funds.

The reports of KPMG LLP on the Funds' financial statements for each of the last two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. There have been no disagreements with KPMG LLP during the Funds' two most recent fiscal years and any subsequent interim period on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference thereto in their reports on the Funds' financial statements for such years, and there were no reportable events of the kind described in Item 304 (a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

At a meeting held on May 28, 2009, based on Audit Committee recommendations and approvals, the full Board of Trustees of the Funds approved Deloitte & Touche LLP as the Funds' independent registered public accounting firm for the period ending August 31, 2009. To the best of the Funds' knowledge, for the fiscal years ended August 31, 2008 and August 31, 2007, and through May 28, 2009, the Funds did not consult with Deloitte & Touche LLP on items which concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements or concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).